Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp Receives Notification from the Holders of the Minority Interest in the Company’s
Ontario, Canada Joint Venture

BURLINGTON, NC, December 15, 2009 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH)   announced today that it has received notification from the holders of the minority interest in the Company's Ontario, Canada joint venture, that they intend to put their remaining partnership units to the Company in accordance with the terms of the joint venture’s partnership agreement.  The Company anticipates that the transaction will close in the first quarter of 2010.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent SEC filings.